Exhibit 99.1

Hillenbrand Reports Third-Quarter Revenue of $417 Million

•      Process Equipment Group revenue increased 5% to $274 million

•      Batesville revenue decreased 4% to $143 million

•      Diluted EPS increased to $0.51 (19% increase to $0.57 on adjusted basis)

BATESVILLE, Indiana, August 6, 2014 — /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) reported results today for the third quarter ended June 30, 2014. Revenue increased by $8 million (2%) to $417 million and was consistent with the prior year on a constant currency basis. Process Equipment Group revenue grew by 5% to $274 million (2% constant currency) with growth demonstrated throughout the business. In addition, order backlog at the end of the third quarter was $731 million, representing a $14 million increase over the second quarter and a $159 million increase over the prior year. Batesville revenue was $143 million, a 4% decrease (3% constant currency) driven by lower average selling prices and decreased volume due to a lower number of North American burials.

Hillenbrand reports results on a GAAP and adjusted basis. Adjusted measures are reconciled to the most directly comparable GAAP measures at the end of this release. Net income increased 147% to $33 million ($0.51 per diluted share), while adjusted net income increased 19% to $36 million ($0.57 per diluted share). Adjusted EBITDA increased 11% to $71 million and adjusted EBITDA margin improved by 140 basis points to 17%. The increase in adjusted EBITDA was driven by improved margins for the Process Equipment Group offset in part by lower volume and average selling prices in the Batesville segment. Operating cash flow for the nine months ended June 30, 2014 improved by $86 million to $137 million due to higher net income and significant improvement in working capital.

“We’re pleased with our third quarter performance and the steps we have taken to advance the execution of our strategy,” said Joe A. Raver, President and Chief Executive Officer. “Our third quarter results demonstrate the benefits of our margin expansion and cost management initiatives across the organization.”

Guidance for Fiscal 2014

Hillenbrand affirmed guidance with estimated full-year revenue expected to be approximately $1.7 billion. Revenue from the Process Equipment Group is expected to be approximately $1.1 billion, and Batesville is anticipated to deliver approximately $600 million in revenue. Given current foreign exchange rates, management expects approximately 1% of favorable translation impact to revenue compared to 2013. Adjusted diluted EPS for 2014 is projected to range from $2.00 to $2.10.

Conference Call Information
Date/Time:	8:00 a.m. EDT, Thursday, August 7, 2014
Dial-In for U.S. and Canada:	1-877-201-0168
Dial-In for International:	+1-647-788-4901
Conference call ID number:	52610479
Webcast link:	http://ir.hillenbrand.com (archived through Sunday, September 7, 2014)

Replay - Conference Call
Date/Time:	Available until midnight EDT, Thursday, August 21, 2014
Dial-In for U.S. and Canada:	1-855-859-2056
Dial-In for International:	+1-404-537-3406
Conference call ID number:	52610479

Hillenbrand’s interim financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisitions and integration, restructuring, and litigation. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from our core competencies to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog. Backlog is not a term recognized under GAAP; however it is a common measurement used in the Process Equipment Group’s industry. Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group. Backlog includes expected revenue from large systems, equipment, and to a lesser extent, replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts and service to approximately 18 months for larger system sales. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that it is reasonably expected to be realized. For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included, an insignificant portion of which are not wholly-owned by Hillenbrand.

Future revenue for the Process Equipment Group is influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog is also affected by foreign exchange fluctuations for orders denominated in currencies other than United States dollars.

Net revenue is analyzed on a constant currency basis to better measure the comparability of results between periods. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures.  There is no GAAP financial measure comparable to backlog; therefore, a quantitative reconciliation of backlog is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities, and strong core competencies.

Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net revenue	$416.8	$408.8	$1,198.5	$1,112.5
Cost of goods sold	267.5	276.0	775.4	735.2
Gross profit	149.3	132.8	423.1	377.3
Operating expenses	97.7	107.1	291.6	301.9
Operating profit	51.6	25.7	131.5	75.4
Interest expense	5.6	5.9	17.5	17.2
Other income (expense), net	0.1	(0.3)	9.7	0.3
Income before income taxes	46.1	19.5	123.7	58.5
Income tax expense	12.7	5.8	35.4	17.0
Consolidated net income	33.4	13.7	88.3	41.5
Less: Net income attributable to noncontrolling interests	0.6	0.4	2.2	1.2
Net income(1)	$32.8	$13.3	$86.1	$40.3

Net income(1) — per share of common stock:
Basic earnings per share	$0.52	$0.21	$1.36	$0.64
Diluted earnings per share	$0.51	$0.21	$1.35	$0.64
Weighted average shares outstanding — basic	63.1	62.8	63.2	62.7
Weighted average shares outstanding — diluted	63.7	63.2	63.8	63.0

Cash dividends per share	$0.1975	$0.1950	$0.5925	$0.5850

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Nine Months Ended June 30,
	2014	2013
Net cash provided by operating activities	$136.9	$50.8
Net cash used in investing activities	(10.5)	(430.8)
Net cash (used in) provided by financing activities	(108.9)	399.9
Effect of exchange rate changes on cash and cash equivalents	1.5	1.0
Net cash flows	19.0	20.9

Cash and cash equivalents:
At beginning of period	42.7	20.2
At end of period	$61.7	$41.1

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended June 30,
	2014				2013
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$267.5	$0.1	(a)	$267.6	$276.0	$(8.6	)(c)	$267.4
Operating expenses	97.7	(4.7	)(b)	93.0	107.1	(15.6	)(d)	91.5
Interest expense	5.6	—		5.6	5.9	(0.5	)(e)	5.4
Other income (expense), net	0.1	—		0.1	(0.3)	(0.2	)(f)	(0.5)
Income tax expense	12.7	1.3	(m)	14.0	5.8	7.4	(m)	13.2
Net income(1)	32.8	3.3		36.1	13.3	17.1		30.4
Diluted EPS	0.51	0.06		0.57	0.21	0.27		0.48

Ratios:
Gross margin	35.8%	0.0%		35.8%	32.5%	2.1%		34.6%
Operating expenses as a % of revenue	23.4%	(1.1)%		22.3%	26.2%	(3.8)%		22.4%

	Nine Months Ended June 30,
	2014				2013
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$775.4	$0.2	(g)	$775.6	$735.2	$(21.3	)(i)	$713.9
Operating expenses	291.6	(9.1	)(h)	282.5	301.9	(44.4	)(j)	257.5
Interest expense	17.5	—		17.5	17.2	(1.1	)(k)	16.1
Other income (expense), net	9.7	—		9.7	0.3	(1.1	)(l)	(0.8)
Income tax expense	35.4	2.6	(m)	38.0	17.0	19.2	(m)	36.2
Net income(1)	86.1	6.3		92.4	40.3	46.5		86.8
Diluted EPS	1.35	0.10		1.45	0.64	0.74		1.38

Ratios:
Gross margin	35.3%	0.0%		35.3%	33.9%	1.9%		35.8%
Operating expenses as a % of revenue	24.3%	(0.7)%		23.6%	27.1%	(4.0)%		23.1%

(1) Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate
(a)	Restructuring costs ($0.1 reduction B)
(b)	Business acquisition and integration costs ($0.5 P, $1.2 C), litigation costs ($1.4 B), restructuring costs ($1.5 P, $0.1 C)
(c)	Inventory step up ($8.0 P), restructuring costs ($0.1 P, $0.5 B)
(d)	Business acquisition and integration costs ($1.0 P, $1.5 C), backlog amortization ($12.8 P), restructuring costs ($0.2 P), other ($0.1 B)
(e)	Business acquisition and integration costs ($0.5 C)
(f)	Business acquisition and integration costs ($0.2 C)
(g)	Restructuring costs ($0.1 P, $0.3 reduction B)
(h)	Business acquisition and integration costs ($1.5 P, $3.2 C), litigation costs ($1.4 B), restructuring costs ($1.7 P, $1.3 C)
(i)	Inventory step up ($18.7 P), restructuring costs ($0.3 P, $2.3 B)
(j)	Business acquisition and integration costs ($1.3 P, $12.1 C), backlog amortization ($29.9 P), restructuring ($0.2 P, $0.5 B, $0.2 C), litigation costs ($0.1 B), other ($0.1 B)
(k)	Business acquisition and integration costs ($1.1 C)
(l)	Acquisition-related foreign currency transactions ($0.8 C), business acquisition and integration costs ($0.2 C), other ($0.1 B)
(m)	Tax effect of adjustments

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA:
Process Equipment Group	$44.1	$33.3	$96.8	$78.5
Batesville	34.3	36.7	113.7	123.6
Corporate	(7.6)	(6.3)	(17.3)	(22.8)
Less
Interest income	(0.3)	—	(0.6)	(0.3)
Interest expense	5.6	5.9	17.5	17.2
Income tax expense	12.7	5.8	35.4	17.0
Depreciation and amortization	14.7	27.4	43.7	70.3
Business acquisition and integration	1.7	2.4	4.7	12.4
Inventory step-up	—	8.0	—	18.7
Restructuring	1.6	0.3	2.8	2.2
Litigation	1.4	0.2	1.4	0.3
Consolidated net income	$33.4	$13.7	$88.3	$41.5

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

Intend	believe	plan	expect	may	goal	would
Become	pursue	estimate	will	forecast	continue	could
Targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on August 6, 2014. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations

Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com